Lawson Products Reports Second Quarter 2017 Results

Significant Improvement in Operating Income on 8.2% Sales Increase

CHICAGO, July 27, 2017 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the second quarter ended June 30, 2017.

Second Quarter Highlights

•	Sales increased 8.2% to $75.0 million, compared to $69.3 million a year ago

•
GAAP operating income was $7.9 million compared to break-even operating results in the second quarter of 2016. Adjusted operating income improved to $2.9 million from $0.7 million excluding the gain on the sale of real estate, stock-based compensation and severance (see reconciliation in Table 1)

•	Fully diluted earnings per share was $0.80 and improved to $0.20 from $0.02 on a recurring basis (see reconciliation in Table 2)

•	The quarter ended with $11.1 million of accessible cash, no outstanding debt and $35.5 million of availability on our revolving credit facility

“Average daily sales increased 8.2% year-over-year and 6.9% on an organic basis. Over the past several quarters, we have seen an uptick in our average daily sales and productivity of our reps. There were sales increases across all customer categories including regional, large national, Kent Automotive and government. Growth in our large national accounts was driven primarily by our success in converting additional locations and customer account expansion. Despite the shift in customer mix, our gross margins remained above 60% generating significant growth in gross margin dollars," said Michael DeCata, president and chief executive officer.

“Coupled with managing operating costs down as a percent of sales, we generated a significant improvement in our adjusted operating income to $2.9 million from $0.7 million. The quarter also benefited from a $5.4 million gain from the sale of our discontinued Fairfield distribution center.

"Our service intensive value proposition and sales reps’ deep product knowledge distinguishes us among MRO distributors and are helping to drive growth and expand our customer base. It's rewarding to see that our previous investments in our sales force and deliberate actions taken to improve sales rep productivity are having a positive impact on our performance. Our improving results, combined with an expanding industrial economy, makes us optimistic that these trends will continue,” stated Mr. DeCata.

Second Quarter Results

Net sales were $75.0 million for the second quarter of 2017 compared to $69.3 million in 2016. Both periods had 64 selling days. Average daily sales were $1.172 million compared to $1.084 million in the previous year quarter. Sales were positively impacted by increased productivity of sales representatives, the effect of acquisitions completed in 2016 and an improving MRO marketplace. Excluding 2016 acquisitions, net sales grew 6.9% for the quarter. Year to date sales were up 7.6% over the prior year.

Gross profit increased to $45.1 million in the second quarter of 2017 compared to $42.5 million in the second quarter of 2016 primarily due to higher sales. While gross profit percentage remained flat with the first quarter, it declined as a percent of sales to 60.2% from 61.3% a year ago. The change in gross profit margin from a year ago was primarily the result of sales mix changes to larger national customers, that typically generate lower product margins, and the impact of the 2016 acquisitions.

Selling expenses increased to $23.8 million in the second quarter of 2017 from $23.2 million in the prior year quarter; however, decreased as a percent of sales to 31.7% from 33.5% from a year ago as fixed selling costs were leveraged over a higher sales base. The increase in expense was primarily due to increased compensation costs on higher sales, and consulting costs, offset by lower health insurance expenses.

General and administrative expenses decreased to $18.9 million in the second quarter of 2017 from $19.3 million in the prior year quarter. Lower acquisition related costs and depreciation were partially offset by restoring incentive compensation accruals on improved results.

Operating income in the second quarter of 2017 was $7.9 million compared to break-even operating results a year ago. Adjusted non-GAAP operating income was $2.9 million in the second quarter of 2017 compared to $0.7 million a year ago (see reconciliation in Table 1). The increase from a year ago was primarily driven by leveraging our operating structure on increased sales while at the same time managing our operating costs.

Net income for the second quarter of 2017 was $7.3 million, or $0.80 per diluted share including $0.60 per diluted share from the gain on sale of real estate. This compares to net income of $0.2 million, or $0.02 per diluted share, for the same period a year ago.

At June 30, 2017, the Company had $11.1 million in available cash and cash equivalents, no borrowings under its line of credit and an additional borrowing capacity of $35.5 million.

“All of our 2016 acquisitions have been integrated and we are beginning to benefit from the increased sales and additional operating leverage. We remain committed to our plan and will continue to invest in the development of our sales reps as well as pursue additional acquisitions,” concluded Mr. DeCata.

Conference Call

Lawson Products, Inc., will conduct a conference call with investors to discuss second quarter 2017 results at 9:00 a.m. Eastern Time on July 27, 2017. The conference call is available by direct dial at 1-877-737-7051 in the U.S. or 1-201-689-8878 from outside of the U.S. A replay of the conference call will be available approximately two hours after completion of the call through August 31, 2017. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 15910#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through August 31, 2017.

About Lawson Products, Inc.

Celebrating our 65th anniversary in 2017, Lawson Products (NASDAQ: LAWS) is an industrial distributor of maintenance and repair products. Lawson carries a comprehensive line of products and provides inventory management services to the industrial, commercial, institutional and government maintenance, repair and operations (MRO) market. With several strategically located distribution centers in North America, Lawson ships to customers in all 50 states, Puerto Rico, Canada, Mexico and the Caribbean. Under its Kent Automotive brand, the Company supplies products to collision and mechanical repair shops as well as automotive OEMs. For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2016, Form 10-K filed on February 23, 2017. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net sales	$75,006	$69,348	$149,623	$139,059
Cost of goods sold	29,865	26,822	59,603	54,074
Gross profit	45,141	42,526	90,020	84,985

Operating expenses:
Selling expenses	23,806	23,204	48,610	45,957
General & administrative expenses	18,866	19,293	38,229	37,830
Total S&A	42,672	42,497	86,839	83,787
Gain on sale of property	(5,422)	—	(5,422)	—
Operating expenses	37,250	42,497	81,417	83,787

Operating income	7,891	29	8,603	1,198

Interest expense	(166)	(153)	(260)	(319)
Other (expenses) income, net	(115)	250	110	373

Income before income taxes	7,610	126	8,453	1,252
Income tax expense (benefit)	337	(46)	323	63

Net income	$7,273	$172	$8,130	$1,189

Basic income per share of common stock	$0.82	$0.02	$0.92	$0.14

Diluted income per share of common stock	$0.80	$0.02	$0.89	$0.13

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$11,123	$10,421
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts	35,017	30,200
Inventories, net	42,373	42,561
Miscellaneous receivables and prepaid expenses	3,492	3,788
Total current assets	92,805	87,770

Property, plant and equipment, net	27,547	30,907
Cash value of life insurance	10,443	10,051
Goodwill	5,681	5,520
Deferred income taxes	20	20
Other assets	934	1,039
Total assets	$137,430	$135,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$—	$841
Accounts payable	7,206	11,307
Accrued expenses and other liabilities	26,050	27,289
Total current liabilities	33,256	39,437

Security bonus plan	13,427	14,216
Financing lease obligation	6,998	7,543
Deferred compensation	5,026	4,830
Deferred rent liability	3,637	3,676
Other liabilities	4,388	4,472
Total liabilities	66,732	74,174

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 8,907,639 and 8,864,929 shares, respectively Outstanding - 8,874,365 and 8,832,623 shares, respectively	8,908	8,865
Capital in excess of par value	11,843	11,055
Retained earnings	49,895	41,943
Treasury stock – 33,274 and 32,306 shares, respectively	(711)	(691)
Accumulated other comprehensive income (loss)	763	(39)
Total stockholders’ equity	70,698	61,133
Total liabilities and stockholders’ equity	$137,430	$135,307

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain non-operational items that impact the overall comparability. See Tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended June 30, 2017 and 2016. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,
	2017	2016

Operating income, as reported per GAAP	$7,891	$29

Stock-based compensation (1)	415	515

Severance (benefit) expense	(9)	143

Gain on sale of property (2)	(5,422)	—

Adjusted non-GAAP operating income	$2,875	$687

(1)    A portion of stock-based compensation expense varies with the Company's stock price
(2)    Gain on sale of Fairfield, New Jersey distribution center

TABLE 2 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP DILUTED EARNINGS PER SHARE
(Unaudited)

	Three Months Ended June 30,
	2017	2016

Diluted earnings per share, as reported per GAAP	$0.80	$0.02

Gain on sale of property (1)	(0.60)	—

Adjusted non-GAAP diluted earnings per share	$0.20	$0.02

(1)    Gain on sale of Fairfield, New Jersey distribution center

LAWSON PRODUCTS, INC.
TABLE 3 - QUARTERLY RESULTS (UNAUDITED)

	(Dollars in thousands)
	Three Months Ended
	Jun. 30 2017	Mar. 31 2017	Dec. 31 2016	Sep. 30 2016	Jun. 30 2016

Number of business days	64	64	60	64	64

Average daily net sales	$1,172	$1,166	$1,122	$1,097	$1,084
Sequential quarter increase (decrease)	0.5%	3.9%	2.3%	1.2%	(0.5)%

Average active sales rep. count (1)	981	990	1,007	1,007	981
Period-end active sales rep. count	987	979	1,009	1,006	1,020

Sales per rep. per day	$1.195	$1.178	$1.114	$1.089	$1.105
Sequential quarter increase (decrease)	1.4%	5.7%	2.3%	(1.4)%	(3.7)%

Net sales	$75,006	$74,617	$67,315	$70,199	$69,348
Gross profit	45,141	44,879	40,504	42,573	42,526

Gross profit percentage	60.2%	60.1%	60.2%	60.6%	61.3%

Selling, general & administrative expenses	$42,672	$44,167	$45,548	$40,184	$42,497
Gain on sale of property (2)	(5,422)	—	—	—	—
	37,250	44,167	45,548	40,184	42,497

Operating income (loss)	$7,891	$712	$(5,044)	$2,389	$29

(1)	Average active sales rep count represents the average of the month-ends
(2)    Sale of Fairfield, New Jersey, distribution center

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665